Exhibit 99.1

Contact: J. Todd Scruggs, Executive Vice President and CFO

(434) 846-2000 tscruggs@bankofthejames.com

For Immediate Release

Bank of the James Financial Group, Inc. Announces Results

For 4th Quarter 2009

Lynchburg, Va., January 26, 2010…Bank of the James Financial Group, Inc. (OTCBB:BOJF) (the “Company”) (quarterly and 2009 year-to-date consolidated results unaudited) reported today total net income after tax of $183,000 or $0.06 per basic and diluted share for the quarter ended December 31, 2009 and a net loss of $642,000 or $0.22 per basic and diluted share year-to-date compared to net income of $501,000 or $0.17 per basic share ($0.16 diluted) and $224,000 or $0.08 per basic share ($0.07 diluted) for the respective periods a year ago. All earnings per share amounts have been adjusted to reflect the 5% stock dividend declared by the Company at the annual shareholder’s meeting on May 19, 2009 as well as all previously declared and paid stock dividends.

The decrease in net income from 2008 to 2009 full years is primarily attributable to the high level of noncash charges to increase the allowance for loan loss reserve. The higher level of provisions to the reserve was in response to increased charge-offs in 2009 and an increased effort to identify potential impairment within the loan portfolio and provide for the impairment accordingly within the reserve. During 2009 charge-offs of non-performing loans were $2,797,000 as compared to $689,000 in 2008. The amount of provisions to the loan loss reserve was $4,151,000 in 2009 as compared to $1,355,000 for the same period in 2008. The allowance for loan loss reserve has been increased to a level that management deems appropriate to absorb any potential future losses and known impairment within the loan portfolio whether or not the losses are actually ever realized.

Also contributing to the decrease in net income was the higher level of insurance premiums assessed by the FDIC in 2009. In the year 2009 the Bank expensed $805,000 in premiums, which also included a one-time special assessment of $184,000 levied by the FDIC to help replenish the Bank Insurance Fund due to the many recent bank failures, as compared to total premium expense of $176,000 in 2008, an increase of 357.4%.

Robert R. Chapman III the Company’s president commented, “Despite the diverse economy in Region 2000, neither the region nor the Bank has been immune to the adverse effects of this deep recession and we have increased our loan loss reserve accordingly. We remain extremely confident in our Region 2000 market, its strong business base, and our diligent employees as we look forward into 2010. We are proud of the fact that we were profitable in the 4th quarter in spite of the large provision for loan loss recorded during the quarter and the increased FDIC insurance premiums in 2009.”

Non-performing assets increased from $3,940,000 as of December 31, 2008 to $6,353,000 as of December 31, 2009, an increase of 61.2%. Although non-performing loans as a percentage of total loans increased slightly from 1.39% as of December 31, 2008 to 1.76% as of December 31, 2009, management believes that the current loan loss reserve of 1.33% of total loans is sufficient given the underlying collateral associated with the non-performing loans.

Asset gathering remained strong in 2009 as the “flight to quality” mentality of customers continued throughout the year. Deposits increased from $268,111,000 as of December 31, 2008 to $375,772,000 as of December 31, 2009, an increase of 40.2%. The increase may be attributed to a combination of the Bank’s business development efforts and to the success of the Bank’s “2010 Savings” product which offers a more liquid alternative to certificates of deposit and an interest rate comparable to current certificates of deposit offered by competitors in the local market. The increase in deposits has been used to fund the Bank’s loan and investment portfolio growth. Loans, net of unearned income and loan loss reserve, were at $318,452,000 as of December 31, 2009 as compared to $274,890,000 as of the end of 2008, an increase of 15.9% and investments were at $60,789,000 as of December 31, 2009 as compared to $22,130,000 as of the end of 2008, an increase of 174.7%.

The Company also benefited from new market tax credits related to a project in Lynchburg. These historic and new market tax credits increased our net after tax income in the fourth quarter by $44,000.

Bank of the James, a wholly owned subsidiary of Bank of the James Financial Group, Inc., currently operates nine full service locations as well as mortgage origination offices in Forest and Moneta, Virginia. BOTJ Investment Group, Inc., also a wholly owned subsidiary of Bank of the James Financial Group, Inc. operates one investment services office within the Bank’s Church Street office. Bank of the James also offers insurance services and products through its wholly owned subsidiary, BOTJ Insurance, Inc., also located in the Church Street office. Bank of the James Financial Group, Inc. common stock is quoted on the Over The Counter Bulletin Board under the symbol “BOJF” (some web sites require BOJF.OB to quote).

Selected financial highlights are shown below.

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Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to competition, general economic conditions, potential changes in interest rates, and changes in the value of real estate securing loans made by Bank of the James (the “Bank”), a subsidiary of Bank of the James Financial Group, Inc. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission and previously filed by the Bank (as predecessor of the Company) with the Federal Reserve Board.

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Bank of the James Financial Group, Inc. and Subsidiaries

(000’s) except ratios and percent data

unaudited

Selected Data:	Three months ending Dec 31, 2009	Three months ending Dec 31, 2008	Change	Year to date Dec 31, 2009	Year to date Dec 31, 2008	Change
Interest income	$5,614	$4,693	19.62%	$20,581	$18,594	10.69%
Interest expense	2,505	2,008	24.75%	9,252	8,018	15.39%
Net interest income	3,109	2,685	15.79%	11,329	10,576	7.12%
Provision for loan losses	718	882	-18.59%	4,151	1,355	206.35%
Noninterest income	800	531	50.66%	2,958	954	210.06%
Noninterest expense	3,066	2,623	16.89%	11,277	10,028	12.46%
Amortization of tax credit investment	196	785	-75.03%	196	785	-75.03%
Income taxes	(254)	(1,575)	-83.87%	(695)	(862)	-19.37%
Net income	183	501	-63.47%	(642)	224	-386.61%
Weighted average shares Outstanding	3,013,824	3,050,551	-1.20%	2,960,565	3,022,425	-2.05%
Basic net income per share	$0.06	$0.17	$(0.11)	$(0.22)	$0.08	$(0.30)
Fully diluted net income per share	$0.06	$0.16	$(0.10)	$(0.22)	$0.07	$(0.29)

Balance Sheet at period end:	Dec 31, 2009	Dec 31, 2008	Change	Dec 31, 2008	Dec 31, 2007	Change
Loans, net	$318,452	$274,890	15.85%	$274,890	$224,022	22.71%
Total securities	60,789	22,130	174.69%	22,130	32,227	-31.33%
Total deposits	375,772	268,111	40.16%	268,111	228,723	17.22%
Stockholders’ equity	23,725	24,635	-3.69%	24,635	24,524	0.45%
Total assets	437,681	328,605	33.19%	328,605	270,060	21.68%
Shares outstanding	2,990,788	2,950,768	40,020	2,950,768	2,953,217	(2,449)
Book value per share	$7.93	$8.35	(0.42)	$8.35	$8.30	$0.04

Daily averages:	Three months ending Dec 31, 2009	Three months ending Dec 31, 2008	Change	Year to date Dec 31, 2009	Year to date Dec 31, 2008	Change
Loans, net	$315,376	$268,650	17.39%	$300,113	$245,845	22.07%
Total securities	61,521	32,487	89.37%	50,047	34,508	45.03%
Total deposits	371,528	258,563	43.69%	335,051	241,061	38.99%
Stockholders’ equity	23,984	23,419	2.41%	24,662	24,395	1.09%
Interest earning assets	407,502	305,988	33.18%	371,426	285,274	30.20%
Interest bearing liabilities	367,818	263,247	39.72%	334,539	240,505	39.10%
Total assets	435,455	324,386	34.24%	399,844	300,575	33.03%

Financial Ratios:	Three months ending Dec 31, 2009	Three months ending Dec 31, 2008	Change	Year to date Dec 31, 2009	Year to date Dec 31, 2008	Change
Return on average assets	0.17%	0.61%	(0.44)	-0.16%	0.07%	(0.23)
Return on average equity	3.03%	8.51%	(5.48)	-2.60%	0.92%	(3.52)
Net interest margin	3.03%	3.48%	(0.45)	3.06%	3.71%	(0.65)
Efficiency ratio	78.43%	81.56%	(3.13)	78.93%	86.97%	(8.04)
Average equity to average assets	5.51%	7.22%	(1.71)	6.17%	8.12%	(1.95)

Allowance for loan losses:	Three months ending Dec 31, 2009	Three months ending Dec 31, 2008	Change	Year to date Dec 31, 2009	Year to date Dec 31, 2008	Change
Beginning balance	$5,300	$2,406	120.28%	$2,859	$2,146	33.22%
Provision for losses	718	882	-18.59%	4,151	1,355	206.35%
Charge-offs	(1,742)	(443)	293.23%	(2,797)	(689)	305.95%
Recoveries	12	14	-14.29%	75	47	59.57%
Ending balance	4,288	2,859	49.98%	4,288	2,859	49.98%

Nonperforming assets:	Dec 31, 2009	Dec 31, 2008	Change	Dec 31, 2008	Dec 31, 2007	Change
Total nonperforming loans	$5,687	$3,859	47.37%	$3,859	$1,246	209.71%
Other real estate owned	666	81	N/A	81	-	N/A
Total nonperforming assets	6,353	3,940	61.24%	3,940	1,246	216.21%

Asset quality ratios:	Dec 31, 2009	Dec 31, 2008	Change	Dec 31, 2008	Dec 31, 2007	Change
Nonperforming loans to total loans	1.76%	1.39%	0.37	1.39%	0.55%	0.84
Allowance for loan losses to total loans	1.33%	1.03%	0.30	1.03%	0.95%	0.08
Allowance for loan losses to nonperforming loans	75.40%	74.09%	1.31	74.09%	172.23%	(98.14)